                                             Exhibit L

                             PLEDGE


          THIS PLEDGE dated July 29, 1996.

BETWEEN:

               J. R. SIMPLOT COMPANY

               (the "Pledgor"),


                             - and -


               CANADIAN IMPERIAL BANK OF COMMERCE.

               (the "Bank")


          WHEREAS the Pledgor has or may have Liabilities owing to the Bank;

          AND WHEREAS the Pledgor has agreed to enter into this Agreement in order to provide the Bank and the Bank with security for the Liabilities;

          NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Bank hereby agree as follows:

X.        Definitions

          In this Agreement, the following terms will have the meanings set out below unless the context requires otherwise:

     A. "Business Day" means any day except Saturday, Sunday or any statutory holiday in New York, New York or Boise, Idaho;

     B. "Collateral" means the Selected Securities together with any collateral that may from time to time be substituted therefor in accordance with Section 6 of this Agreement;

     C. "Event of Default" has the meaning given to it in the Loan Agreement;

     D. "Float" means (a) the aggregate market value of the voting stock held by non-affiliates of the issuer of the relevant Selected Securities, as reported in the most recent Form 10-K filed by the issuer (with the Securities and Exchange Commission of the United States of America) of the relevant Selected Securities, divided by (b) the closing price of such Selected Securities as reported on the primary exchange on the date on which such market value was determined; provided that if the relevant Selected Securities are the result of a distribution of Hedge Securities due to the issuer of the Hedge Securities acquiring the issuer of any of the Selected Securities, then prior to the first release of a Form 10-K for the combined entity, the Float will be the following: the most recent float, as defined above, of those Selected Securities issued by the acquired company adjusted for the acquisition share exchange ratio plus the most recent float, as defined above, of those Selected Securities issued by the acquiring company prior to the acquisition announcement date;

     E. "Hedge Securities" means any non-cash distribution or consideration in respect of the Selected Securities in the form of common stock (other than securities received in connection with stock splits, reverse splits, stock dividends and other distributions in the form of securities of which the Selected Securities are comprised) as to which (1) the Short Interest to Float Ratio is less than 15% at the time of such distribution and
(2) a number of shares equal to the number of shares of such securities received by the Pledgor and attributable to the Selected Securities in such distribution can reasonably be expected to be available at a commercially reasonable rate in the securities lending market until the Maturity Date;

     F. "Liabilities" means all present and future indebtedness, liabilities and obligations of every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) of the Pledgor to the Bank under the Loan Agreement and the note issued pursuant thereto, this Agreement and the Master Agreement;

     G. "Loan Agreement" means the loan agreement between the Parties dated contemporaneously herewith, as such loan agreement may be amended or restated from time to time;

     H. "Master Agreement" means the 1992 standard form document prepared by the International Swap Dealers Association, Inc. entitled Master Agreement (Multicurrency - Cross Border), which has been entered into between the Parties contemporaneously herewith, together with the schedule thereto dated contemporaneously herewith, and any confirmations of trade entered to thereunder;

     I. "Party" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; "Parties" means every Party;

     J. "Selected Securities" means 5,000,000 shares of common stock, $.10 par value (U.S.$) of Micron Technology, Inc. (New York Stock Exchange ticker symbol "MU") on the date hereof, together with any subsequent distributions in the form of Hedge Securities, all as adjusted for stock splits, reverse splits, stock dividends and any other distributions in the form of Selected Securities;

     K. "Short Interest" means that number which is reported by the primary exchange for the relevant Selected Securities as the short interest for such securities, provided that if the relevant Selected Securities are the result of a distribution of Hedge Securities due to the issuer of the Hedge Securities acquiring the issuer of the Selected Securities, and there has not been a release of short interest for the combined entity by the primary exchange, the Short Interest shall be the following: the most recent short interest as reported by the primary exchange for those Selected Securities issued by the acquired company, adjusted for the acquisition share exchange ratio, plus the most recent short interest as reported by the primary exchange for those Selected Securities issued by the acquiring company prior to the acquisition announcement date;

     L. "Short Interest to Float Ratio" in respect of a particular stock means the ratio where the numerator is the Short
Interest and the denominator is the Float; and

     M. "Termination Securities" refers to those Selected Securities with respect to which an Additional Termination Event (as defined in the Loan Agreement) has occurred; provided that such Additional Termination Event has not affected all the Selected Securities.

XI.       Security Interest

     As security for the prompt and complete payment when due of all Liabilities, the Pledgor hereby pledges, assigns, conveys, grants and transfers to the Bank a first and prior security interest under the Uniform Commercial Code as in effect on the date hereof in the State of New York or other applicable law in and to, and a general first lien upon and right of set off against, all of the Pledgor's right, title and interest in and to the Collateral to be held by the Bank upon and subject to the terms and conditions of this Agreement, all certificates or instruments representing or evidencing any or all of the forego-ing, and all principal, interest and payments and distributions of cash or other property and proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the foregoing (whether such proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against Pledgor, with respect to Pledgor) and all powers and rights of Pledgor now or hereafter acquired by Pledgor, including rights of enforcement, under any or all of the foregoing.

XII.      Respecting Collateral

     A. Upon the execution hereof and thereafter from time to time as required, the Pledgor shall deliver to the Bank, or to any person nominated by the Bank as its agent for the purpose of holding the Collateral as security, certificates representing all shares included in the Collateral, duly endorsed for transfer in blank or, if directed by the Bank, to the Bank or the agent of the Bank, or to such person as the Bank may determine upon enforcement of the security hereby constituted.

     B. The Bank shall cause the Collateral to be segregated from, and not commingled with, any other assets of or held by the Bank or any agent nominated by the Bank for the purpose of holding the Collateral as security ("Collateral Agent") and will be held in a separate account in the name of the Pledgor.
Subject to the foregoing obligation to segregate, not commingle and to hold the Collateral, while the Bank or Collateral Agent, as applicable, has custody or possession of the Collateral, the Bank will have only the same degree of care with respect to the Collateral as if it were the property of the Bank, and provided the Bank complies with the foregoing obligation to segregate and not to commingle and to hold the Collateral, the Bank will not be liable for the acts, omissions or defaults of the Bank, any Collateral Agent, or any of the Bank's other agents or employees, save for gross negligence or willful misconduct.

     C. The Bank shall hold, and shall cause any Collateral Agent to hold, the Collateral solely in accordance with the terms hereof and will not at any time sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, any of the Collateral, or create, incur or permit to exist any lien on or with respect to any of the Collateral, any interest therein, or any proceeds thereof, except for the security interests created under this Agreement.

XIII.          Dividends

          All cash dividends, distributions and other money payments in respect of the Collateral shall be paid to the Bank, and forwarded by the Bank to the Pledgor (except to the extent that there are unpaid Liabilities that are then due and owing by the Pledgor to the Bank, in which case the amounts necessary to satisfy such unpaid Liabilities will be retained by the Bank and applied to any unpaid Liabilities).

XIV.      Voting

     A. As used in this section, "voting rights" includes the right to attend and vote at any meeting, and the right to assign a proxy.

     B. Until enforcement of the security constituted hereby in accordance with the terms hereof, all voting rights attaching to the shares included in the Collateral will be exercised by the Pledgor or its designee or proxy, together with all rights in connection with the initiation, taking part in, and consenting to of any action as a shareholder of the Selected Securities, including the execution of appropriate instruments of proxy and/or powers of attorney and the right to exercise any option and any rights given to the holder of the Selected Securities, and the Bank agrees to do and execute all such acts and deeds as are necessary to enable the Pledgor to exercise all such rights, including without limitation, the execution by the Bank of either or both of instruments of proxy and powers of attorney. The Bank further agrees to forward to the Pledgor at the address set forth below forthwith upon its receipt all communications received by the Bank as registered owner of the Selected Securities from or on behalf of or in respect of the issuer of the Selected Securities, including without limitation notices of meetings, resolutions, financial disclosures, reports, interim reports and press releases:

          J.R. Simplot Company
          999 Main Street - Ste. 1300
          Boise, Idaho 93702

          Attn: Secretary

     C. Upon enforcement of the security constituted hereby in accordance with the terms hereof, all voting rights attaching to the shares included in the Collateral shall be exercised by the registered holder thereof for the time being.

XV.       Substitution of Collateral

     A. The Pledgor may substitute other collateral for the Selected Securities, provided that the Pledgor obtains the prior written consent of the Bank to such substitution, which consent will not be withheld if in the opinion of the Bank and the Bank, acting reasonably, the substitute collateral will provide the Bank and the Bank with the same level of protection that is afforded by the Collateral that is proposed to be removed from the Collateral pool. If at any time the Bank and the Bank consent to a substitution of some or all of the Collateral, counsel for the Pledgor will provide to the Bank an opinion, in form and substance satisfactory to the Bank, acting reasonably, that the Bank has a perfected security interest over the replacement Collateral.

     B. Notwithstanding the previous paragraph, the Pledgor may on any day substitute for all or any part of the Selected Securities, without the consent of the Bank, cash or U.S. Treasury obligations having a maturity of no more than 90 days ("Substitute Collateral") such that the aggregate market value of all Substitute Collateral then held by the bank shall be at least 122% of the aggregate market value of Selected Securities with respect to which Substitute Collateral has been substituted (and not replaced with Selected Securities) or is on such date being substituted (such aggregate market value, the "Aggregate Market Value of Substituted Securities"). Following such substitution, if on any Business Day the Bank determines that the market value of the Substitute Collateral held by the bank is less than 122% of the Aggregate Market Value of Substituted Securities, the Pledgor shall at the request of the Bank deliver additional Substitute Collateral in the amount of such shortfall; provided, however, that if the Pledgor receives such request after 1:00 p.m., New York time, on such Business Day, such Substitute Collateral may be delivered on the following Business Day. The Pledgor may at any time request the return of any Substitute Collateral to the extent the aggregate market value exceeds 122% of the Aggregate Market Value of Substituted Securities. The Pledgor may at any time substitute Selected Securities for a like amount of other Selected Securities, or for an amount of Substitute Collateral after the substitution of which there shall remain Substitute Collateral with an aggregate market value of at least 122% of the Aggregate Market Value of Substituted Securities.

XVI.      Registration and Discharge

     A. Pledgor covenants and agrees that it will, at the Bank's expense, upon thirty (30) days' prior written notice and in such manner and form as the Bank may reasonably require, execute and deliver to the Bank for filing and recordation any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable in order to create, preserve, perfect or validate any security interests granted or to enable the Bank to exercise and enforce its rights under this Agreement with respect to any of the Collateral.

     B. The Pledgor will not change its name or change the location of its principal place of business unless it has provided the Bank with thirty (30) days' prior written notice of such change.

     C. The Bank agrees to release the security interest created by this Agreement at its expense forthwith after all the Liabilities have been satisfied in full. Subject to section 7(d) hereof, before the Liabilities have been satisfied in full, the Bank has no obligation to grant any kind of release of the security created by this Agreement.

     D. If at any time, from time to time, there are Termination Securities included in the Collateral, the Bank will ensure that the Termination Securities are released from this Agreement if such Termination Securities are required to be delivered by the Pledgor to the Bank pursuant to a transaction entered into under the Master Agreement.


XVII.          Application of Proceeds

          Any income or dividends or other proceeds realized by the Bank on or in respect of the Collateral in connection with the exercise of any rights or remedies of the Bank shall be applied in the following order:

          1. to the payment of the expenses of realization and enforcement;

          2. to the satisfaction of Liabilities (other than such Liabilities satisfied in clause (i) above), in the order determined by the Bank in its sole discretion; and

          3. the balance, if any, shall be returned to the Pledgor.

XVIII.         Enforcement

     A. The Bank shall be entitled to enforce the security interest granted herein upon the earliest of (i) the Maturity
Date (as defined in the Loan Agreement), (ii) the occurrence of a Prepayment Event, and (iii) the occurrence of an Event of Default.

     B. In connection with the enforcement of the security interest granted herein constituted hereby, the Bank may:

          1. subject to the limitations of this Agreement and the Loan Agreement, exercise all the rights and remedies of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the Collateral) and all other applicable law;

          2. subject to applicable law, complete the blanks in any transfer in blank or power of attorney in respect of any shares included in the Collateral with such names and in such manner as the Bank may determine, and the Bank may seal and deliver the same after such blanks have been filled in;

          3. subject to applicable law, realize upon the Collateral, or any of it, by directing the relevant corporation to register the shares included in the Collateral in the name of the Bank
               (or its agent as aforesaid) to enable it to enforce the security hereof;

          4. subject to applicable law, exercise all rights of ownership of and all other rights attaching to the Collateral, or any of it, as if the Bank were the absolute owner thereof; and

          5. sell, transfer, assign, grant an option or options to purchase or otherwise dispose of or deal in all or any part of the Collateral in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere, upon such terms as shall be commercially reasonable, subject to applicable law (including without limitation compliance by the Bank with applicable securities laws).

     C. The Bank may exercise any of its rights and remedies in respect of the Collateral and the Bank may exercise its rights of set-off as described in the Loan Agreement and the Master Agreement independently or in combination and at any time and from time to time once the Bank is entitled to enforce the security constituted hereby pursuant to section 9(a) hereof. The exercise of any particular right or remedy in respect of the Collateral or right of set-off as described in the Loan Agreement and the Master Agreement shall not preclude the further exercise of that or any other right or remedy available pursuant to this Agreement, the Loan Agreement or the Master Agreement, provided that all such rights and remedies shall be Without Recourse (as defined in the Loan Agreement).

XIX.      Pledgor a Trustee

          Any income, dividends, distributions and accretions upon, to or of the Collateral received by the Pledgor at any time after the enforcement of the security constituted hereby shall be received by the Pledgor as trustee for the Bank and shall be forthwith paid over to the Bank to be dealt with on the terms hereof.

XX.       Representation and Warranty and Covenant

          The Pledgor represents and warrants to the Bank, and acknowledges that the Bank is relying on such representation and warranty, that the Pledgor is the beneficial and registered owner of the shares constituting the Collateral, free and clear of all encumbrances apart from the charge, pledge and security interest created in this Agreement, but possibly subject to the restrictions imposed by the United States Securities Act of 1933 and any applicable securities laws of any state of the United States on the sale, pledge or other transfer of securities held by an affiliate or control person of the issuer thereof (provided that the Pledgor does not believe that it is an affiliate or control person of Micron Technology, Inc.).

XXI.      Restrictions

          In addition to the covenants set out elsewhere in this Agreement, the Pledgor covenants and agrees with the Bank that, except as expressly permitted or contemplated by the Master Agreement or this Agreement or as permitted by the prior written consent of the Bank, it will not

     1. No Sale: sell, exchange, release, abandon, transfer or otherwise dispose of the Collateral or the legal or beneficial ownership thereof; or

     2. No Further Encumbrances: grant, create or permit to exist any mortgage, pledge, lien, hypothecation, security interest or other encumbrance or charge (whether fixed, floating or otherwise) with respect to the Collateral except in favor of the Bank.

XXII.          Notices

     A. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement will be in writing and will be effectively given and made if (i) delivered personally, (ii) delivered by prepaid courier service or certified or registered mail, return receipt requested, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

          a.   if to the Bank, to:

               Canadian Imperial Bank of Commerce
               161 Bay Street, 5th floor
               Toronto, Ontario, Canada M5J 2S8

          with a copy to:

               Mr. Alexander Bakal
               Director, Financial Products
               Canadian Imperial Bank of Commerce
               425 Lexington Avenue
               5th floor
               New York, N.Y.
               10017
               Fax:  (212) 856-6526
               Phone: (212) 885-4349

          b.   if to the Pledgor, to:

               J.R. Simplot Company
               999 Main Street - Ste. 1300
               Boise, Idaho  83702
               Fax:  (208) 389-7646
               Phone: (208) 389-2110

               Attn:     Treasurer

               and

               Ronald Graves, Esq.
               J.R. Simplot Company
               999 Main Street - Ste. 1300
               Boise, Idaho  83702
               Fax:  (208) 389-7646
               Phone: (208) 389-7312

          with a copy to:

               Jacques K. Meguire, Esq.
               Sonnenschein Nath & Rosenthal
               8000 Sears Tower
               Chicago, Illinois 60606
               Fax:  (312) 876-7934
               Phone: (312) 876-8000

     B. Any such communication so given or made will be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on such day.
If so delivered, faxed or sent on or after 4:30 p.m. on such day, such communication will be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail will be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication will be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner will be deemed to have been given or made and to have been received only upon actual receipt.

     C. Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

XXIII.         Covenant of the Bank

          The Bank shall hold the Collateral (to the extent it is in its possession or under its control or direction) in accordance with the terms of this Agreement, and will not at any time encumber or dispose of the Collateral except as permitted by this Agreement.

XXIV.          Further Assurances

          The Pledgor shall from time to time forthwith on the Bank's request do, make and execute all such documents, acts, matters and things as may be required by the Bank with respect to this Agreement or any part hereof or as may be required to give effect to these presents. Once the Bank is entitled to enforce the security interest constituted hereby pursuant to section 9(a) hereof, an officer of the Bank may, without further approval or authorization of the Pledgor, be constituted and appointed by the Pledgor the true and lawful attorney of the Pledgor irrevocable with full power of substitution to do, make and execute all such statements, assignments, documents, acts, matters or things with the right to use the name of the Pledgor whenever and wherever it may be deemed necessary or expedient for the purposes of enforcing this Agreement or protecting the security created hereby.

XXV.      General

     A. The Bank may grant extensions of time and other indulgences, take and give up security, accept compositions and otherwise deal with the Pledgor and with other persons without prejudice to the rights of the Bank hereunder and without limitation to the debts, liabilities and obligations secured or to the security constituted hereby.

     B. The security constituted hereby is taken in addition to and not in substitution for and is independent of any other security taken by or granted to the Bank by the Pledgor or any other person.

     C. The Bank may expend funds in connection with the protection of or enforcement of the security constituted hereby (including without limitation reasonable fees and disbursements of counsel, on a solicitor and its own client basis). All such funds shall be added to and form part of the Liabilities, and in case of the enforcement of the security constituted hereby shall be deducted from and limited to the proceeds of any such enforcement, and may be applied in the discretion of the Bank to such part or parts of the Liabilities as to the Bank seems best.

     D. Any provision in this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     E. No waiver of any of the provisions of this Agreement shall be effective unless given in writing by the party against which the same is to be asserted.

     F. Headings have been inserted in this Agreement for reference only, and shall not define, limit or enlarge the construction or interpretation hereof.

     G. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of New York, without reference to conflict of law provisions (other than Section 5-1401 of the New York General Obligations Law).

          IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

                                   J.R. SIMPLOT COMPANY


                                   By: /s/ James D. Crawford
                                   Title:  James D. Crawford
                                           Controller
                                                      c/s

                                   By:
                                   Title:


                                   CANADIAN IMPERIAL BANK OF
                                      COMMERCE


                                   By:  /s/ David C. Qnon
                                   Title:  David C. Qnon
                                           Director